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                                                                      Exhibit 11
GROW GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(In thousands except per share amounts)

                                          Year Ended
                                 1994        1993         1992
                              ------------------------------------
Primary:
Average shares outstanding    16,061,000   13,781,000   11,686,000
Dilutive stock options
  based on the treasury
  stock method using the
  average market price            45,000       69,000       19,000
                              ------------------------------------
                              16,106,000   13,850,000   11,705,000
                              ====================================
Income (loss) from
  continuing operations      $14,056,000  $10,842,000   $7,502,000
Discontinued operations                     2,080,000    1,630,000
Extraordinary item                           (450,000)
                              ------------------------------------
income (loss)                $14,056,000  $12,472,000   $9,132,000
                              ====================================

Per share:
Income (loss) from
  continuing operations             $.87         $.78         $.64
Discontinued operations                           .15          .14
Extraordinary item                               (.03)         .00
                              ------------------------------------
Net income (loss)                   $.87         $.90         $.78
                              ====================================

Fully diluted:
Average shares outstanding                 13,781,000   11,686,000
  dilutive stock options
  based on the treasury
  stock method using the
  higher of period-end or
  average market price                        100,312       57,000
Assumed conversion of
  convertible subordinated
  debt                                      1,974,000    2,062,000
                              ------------------------------------
                                           15,855,312   13,805,000
                              ====================================
Income (loss) before                      $10,842,000  $ 7,502,000
  extraordinary item

Add back interest and
  finance charges net of
  taxes on subordinated
  debt                                      1,307,000    1,357,000
                              ------------------------------------

Income (loss) from
  continuing operations                    12,149,000    8,859,000
Discontinued operations                     2,080,000    1,630,000
Extraordinary item                           (450,000)           0
                              ------------------------------------
Net income (loss)                         $13,779,000  $10,489,000
                              ====================================
Per share:
Income (loss) from
  continuing operation                           $.77         $.64
Discontinued operation                            .13          .12
Extraordinary item                               (.03)         .00
                              ------------------------------------
Net income (loss)                                $.87         $.76
                              ====================================